EXHIBIT E

NOMINEE AND INDEMNITY AGREEMENT

This Nominee And Indemnity Agreement is entered into as of August 13, 2021, by and between BP Directors, LP (“Organization”) and Travis Whitfill (“Holder”).

Recitals

A.	Holder serves a member of the board of directors (the “Board”) of IN8bio, Inc., a Delaware corporation (the “Company”);

B.            In connection with such service on the Board, Holder has been granted, and may in the future be granted, equity-based awards with respect to the Company’s shares of common stock, including, without limitation, option awards, restricted stock awards or restricted stock unit awards (collectively, “Awards”);

C.	Pursuant to an existing arrangement with Organization and its affiliates, the Awards are the property of Organization;

D.	Merely for convenience, Holder has acquired legal title to the Awards;

E.	Organization wishes that Holder hold the Awards merely as nominee for Organization; and

F.	Holder agrees to hold the Awards merely as nominee for Organization.

Now, Therefore, for good and valuable consideration, the receipt and adequacy of which is acknowledged hereby, the parties hereto agree as follows:

Agreement

1.          Holder agrees that he will hold the Awards merely as nominee for Organization. Holder agrees that he has no discretionary duties with respect to the Awards, but must act only on explicit instructions of Organization. Holder agrees to act upon such instructions.

2.         Holder agrees to hold the Awards for convenience only and acknowledges that he will not have and agrees that he will not assert ownership of the Awards (except in his capacity as an equity holder of Organization).

3.         Holder agrees to fully account to Organization as to the Awards.

4.         All items of income and loss and all distributions allocable to the Awards shall belong to and be taxable to Organization. Organization shall indemnify and hold harmless Holder from and against (i) any tax obligation to which Holder may become subject (as a result of the exercise of the Awards, the vesting or settlement of the Awards, or otherwise as a result of his holding of the Awards) and (ii) any obligation to pay any applicable exercise price of any Awards, in whole or in part.

1.

5.         From time to time, Organization may request that Holder sell shares purchased through exercise of or acquisition through settlement of an Award pursuant to the terms of an underwriting agreement among Company, Company’s underwriters, and certain selling stockholders, including Holder. Organization hereby agrees to assume all obligations of Holder under any such underwriting agreement and to indemnify and hold harmless Holder against any and all expenses, claims, obligations, actions, damages, amounts paid or payable in settlement and all other liabilities (including without limitation reasonable attorneys fees and costs) (collectively, “Liabilities”) resulting from or incurred by Holder in connection with the sale of such shares in the related offering or otherwise pursuant to such underwriting agreement; provided, that Organization shall not have any obligation under this Section 5 with respect to any particular liability to the extent caused by the gross negligence or willful misconduct of Holder. As to such amounts paid or payable in settlement, Organization’s indemnity obligation will only apply to settlements approved by Organization in writing, which approval will not be unreasonably withheld.

6.         All provisions of this Agreement, including Organization’s sole ownership rights to the Awards, shall remain in full force and effect irrespective of Holder’s continued affiliation with Organization. Organization and Holder further agree that, should any provision of this Agreement (or the Agreement in its entirety) be restricted or held invalid, either by applicable law or otherwise, each party shall cooperate and take any and all such further action necessary to give effect to the intent of such provision or the intent of this Agreement in its entirety, as applicable.

7.         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, that all of which together shall constitute one and the same instrument. This Agreement may only be modified in a writing signed by both parties.

[Remainder of Page Intentionally Left Blank]

2.

In Witness Whereof, the parties hereto have executed this Agreement on the date first above written.

ORGANIZATION:

BP DIRECTORS, LP

By: Bios Equity Partners, LP,
its general partner

By: Cavu Management, LP,
its general partner

By: Cavu Advisors, LLC,
its general partner

By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

HOLDER:
/s/ Travis Whitfill
Travis Whitfill

[Signature Page to Nominee Agreement]